Exhibit 99.1
EDAC Technologies Reports Fiscal 2010 Second Quarter Results
- Record Sales of $18.8 Million, Up 6% from 1Q10 -
- Backlog Totals $135.1 Million at Quarter-End -
FARMINGTON, Conn., July 27, 2010 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported record sales of $18.8 million for the second quarter of fiscal 2010, compared with $13.6 million for the second quarter of 2009 and $17.8 million for the first quarter of 2010.
Net income for the 2010 second quarter was $345,000, or $0.07 per diluted share. For the second quarter of 2009, net income was $7.4 million, or $1.50 per diluted share, including other income of $11.7 million due to a net gain on an acquisition. For the first quarter of 2010, net income was $360,000, or $0.07 per diluted share, including other income of $350,000 from the recognition of a deposit on an equipment purchase in association with AERO. There was no other income in the 2010 second quarter.
Income from operations was $729,000 for the 2010 second quarter, up from $515,000 in the 2009 second quarter and $410,000 in the 2010 first quarter.
The Company’s tax rate declined to 31.4% for the 2010 second quarter, from 38.9% for the 2009 second quarter and 33.8% for the 2010 first quarter.
EDAC’s results for the second quarter of 2010 included $7.4 million in sales from product lines acquired during 2009. These included the manufacturing business unit of MTU Aero Engines North America, Inc. (“AERO”), purchased in May 2009, and certain assets of Service Network Inc. (“SNI”), purchased in August 2009. The AERO and SNI acquisitions now operate as part of the Company’s EDAC AERO and EDAC Machinery product lines, respectively.
Sales rose 6% on a sequential basis comparing the first and second quarters of 2010. This was largely due to organic growth of the acquired product lines, as well as a significant increase in sales at Apex Machine Tool. Sales for the Company’s three product lines, and key factors contributing to the sequential sales increase, are as follows:
•	Sales of the EDAC AERO product line were $12.6 million, a slight increase of less than 1% compared with the 2010 first quarter. This reflected a 10% increase in sales of the acquired AERO product line from organic growth, which offset a decrease in sales of the Company’s traditional EDAC Aerospace product line mainly due to the shift of a scheduled shipment into the third quarter.

•	Sales of the Apex Machine Tool product line were $4.8 million in the 2010 second quarter, increasing 21% from the 2010 first quarter. EDAC realigned management of Apex earlier this year, resulting in a successful focus on increasing the number and size of customer orders and expanding the markets served.

•	Sales of the EDAC Machinery product line (formerly known as Gros-Ite Spindles) totaled $1.4 million in the 2010 second quarter, up 13% sequentially. Both the original spindle unit and acquired SNI operations experienced organic sales growth.

Other factors contributing to EDAC’s results for the recent period are as follows:
•	Gross profit was $2.3 million for the 2010 second quarter, increasing 5% from the first quarter of 2010. The gross profit margin was 12.0% of total sales in both the first and second quarters of 2010.

•	SG&A costs for the 2010 second quarter declined 12% from the 2010 first quarter primarily due to reduced bonus and employee benefit expense. SG&A was 8.1% of total sales in the second quarter of 2010, a decrease from 9.7% in the first quarter of 2010.

•	Operating income rose 78% from the first quarter of 2010 to $729,000. The second quarter 2010 operating margin was 3.9%, compared with 2.3% for the first quarter of 2010.
For the first six months of fiscal 2010, EDAC’s sales increased to $36.6 million from $23.2 million for the comparable 2009 period. Income from operations was $1.1 million for the first half of 2010, versus $734,000 for the same period of 2009. Net income was $704,000, or $0.14 per diluted share for the first half of 2010. For the same period of 2009, net income was $7.4 million, or $1.52 per diluted share, including other income of $11.7 million due to a net gain on the acquisition of AERO.
“The performance of each of EDAC’s product lines in the 2010 second quarter showed the early positive effects of our growth strategies. The acquired operations that are now part of EDAC Aero produced higher sales as we increased our delivery of parts for new programs such as the LEAP-X and Geared Turbofan high-efficiency jet engines, and the Joint Strike Fighter. Apex Machine Tools is benefitting from a new management team that is successfully transitioning that product line from short-term tool and die work to more extensive production programs for significant customers. Our EDAC Machinery product line increased sales in both its traditional and SNI components, while SNI also has benefitted from its relocation to a new, more efficient manufacturing facility,” said Dominick A. Pagano, President and Chief Executive Officer.
On May 18, 2010, EDAC acquired certain assets of Accura Technics, LLC, a manufacturer of computer numerical control (CNC) grinding systems used in manufacturing precisely engineered parts for a wide variety of applications. The purchase price was approximately $300,000. The contributions of Accura Technics during the 2010 second quarter were not material.
Backlog and Outlook
EDAC’s total sales backlog at July 3, 2010 was approximately $135.1 million, compared with $136.1 million at the end of the 2010 first quarter and $134.0 million at July 4, 2009.
“We see a number of positive factors heading into the second half of 2010,” noted Mr. Pagano. “Our traditional EDAC Aerospace unit has been pursuing an ambitious program of new parts development, and we believe it is now positioned to ramp up deliveries of parts for platforms such as the V2500 engine. EDAC AERO also is actively participating in a number of development programs. Both our Apex and EDAC Machinery product lines are successfully working to grow and diversify their operations, and the acquisition of Accura Technics should allow us to serve an expanded range of precision grinding applications.”
“We are encouraged by our backlog and these other favorable developments as we look toward the 2010 third quarter and the balance of the year,” Mr. Pagano concluded.

Conference Call and Webcast
The Company will host a conference call to review the above results at 10:00 a.m. (Eastern Time) today, July 27, 2010. The call will be broadcast simultaneously over the Internet. Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com. Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software. After the call has taken place, its archived version will be available at this web site.
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation Glenn L. Purple Vice President-Finance 860-677-2603 Comm-Counsellors, LLC Edward Nebb 203-972-8350 June Filingeri 203-972-0186
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EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED
(in thousands except per share amounts)

	For the three months ended		For the six months ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Sales	$18,841	$13,629	$36,628	$23,213

Cost of sales	16,583	11,933	32,229	20,436

Gross profit	2,258	1,696	4,399	2,776

Selling, general and administrative expenses	1,529	1,181	3,260	2,042

Income from operations	729	515	1,139	734

Non-operating income (expense):
Interest expense	(226)	(191)	(452)	(330)
Other income	—	11,740	360	11,746

Income before income taxes	503	12,064	1,047	12,150

Provision for income taxes	158	4,688	343	4,718

Net income	$345	$7,376	$704	$7,433

Income per common share Data:
Basic income per share	$0.07	$1.53	$0.15	$1.54

Diluted income per share	$0.07	$1.50	$0.14	$1.52

Weighted average shares outstanding:
Basic	4,857	4,830	4,850	4,828
Diluted	5,102	4,919	5,029	4,892

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	(Unaudited)	(Audited)
	July 3,	January 2,
	2010	2010
ASSETS
CURRENT ASSETS:
Cash	$661	$1,100
Accounts receivable, net	13,782	10,862
Inventories, net	21,206	19,990
Prepaid expenses and other current assets	356	306
Refundable income taxes	112	112
Deferred income taxes	1,098	1,098

Total current assets	37,215	33,468

PROPERTY, PLANT AND EQUIPMENT	49,727	48,431
Less: accumulated depreciation	27,279	25,974

	22,448	22,457

OTHER ASSETS	178	202

TOTAL ASSETS	$59,841	$56,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$2,450	$1,591
Current portion of long-term debt	2,071	1,833
Trade accounts payable	7,642	6,828
Employee compensation and amounts withheld	1,307	1,185
Accrued expenses	2,038	1,819
Customer advances	583	1,028

Total current liabilities	16,091	14,284

LONG-TERM DEBT, less current portion	13,211	12,154

PENSION LIABILITIES	1,448	1,448

DEFERRED INCOME TAXES	4,483	4,475

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,475	11,225
Retained earnings	15,489	14,785
Accumulated other comprehensive loss	(2,368)	(2,256)

Total shareholders’ equity	24,608	23,766

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,841	$56,127